As filed with the Securities and Exchange Commission on January 29, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ETSY, INC.
(Exact name of Registrant as specified in its charter)

Delaware	20-4898921
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
117 Adams Street
Brooklyn, New York 11201
(718) 880-3660
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Etsy, Inc. 2024 Inducement Plan
(Full title of plan)
Colin Stretch
Chief Legal Officer
Etsy, Inc.
117 Adams Street
Brooklyn, New York 11201
(718) 880-3660
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Please send copies of all communications to:
Nicole Brookshire
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933 (the “Securities Act”). The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be delivered to the participants in the plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
Etsy, Inc. ("Etsy") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:
(a) Etsy’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on February 22, 2024 (the “Annual Report”);

(b) the information specifically incorporated by reference into Etsy’s Annual Report from Etsy’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 22, 2024;

(c) Etsy’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024, and September 30, 2024, filed with the Commission on May 2, 2024, August 1, 2024 and October 31, 2024, respectively;

(d) Etsy’s Current Reports on Form 8-K filed with the Commission on February 1, 2024, June 18, 2024, July 31, 2024, December 5, 2024 and December 16, 2024, to the extent the information in such reports is filed and not furnished; and
(e) the description of Etsy’s common stock contained in Etsy’s Registration Statement on Form 8-A (File No. 001-36911) filed with the Commission on April 8, 2015, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.10 to the Annual Report.
All other reports and documents filed by Etsy pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall be deemed incorporated by reference into this Registration Statement and a part of this Registration Statement from the date of filing of these documents, except for documents or information deemed furnished and not filed in accordance with the rules of the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.

Not applicable.
Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Pursuant to and consistent with Section 145 of the Delaware General Corporation Law, our amended and restated certificate of incorporation and amended and restated bylaws each provide for the indemnification of our directors, officers, employees and other agents against expenses and liabilities reasonably incurred in connection with their service for or on our behalf to the fullest extent permitted by the Delaware General Corporation Law. Our amended and restated bylaws also provide that we shall advance the expenses reasonably incurred by a director or officer in advance of the final disposition of an action or proceeding.

Our amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:
•for a breach of the director’s duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•in respect of unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•for any transaction from which the director derives any improper personal benefit.
We have entered into indemnification agreements with our directors and officers, whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of Etsy, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of Etsy.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred in their capacities as directors or officers.
Item 7. Exemption from Registration Claimed.

Not applicable.
Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation	8-K	001-36911	3.1	4/21/2015
4.2	Certificate of Change of Registered Agent and/or Registered Office	8-K	001-36911	3.1	6/18/2024
4.3	Amended and Restated Bylaws	8-K	001-36911	3.1	12/12/2023
5.1	Opinion of Davis Polk & Wardwell LLP					X
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm					X
23.2	Consent of Davis Polk & Wardwell LLP (contained in Exhibit 5.1)					X
24.1	Power of Attorney (contained in the signature page hereto)					X
99.1	Etsy, Inc. 2024 Inducement Plan	8-K	001-36911	10.1	12/16/2024
107	Filing Fee Table					X

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if this registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 29th day of January, 2025.

ETSY, INC.

By: /s/ Colin Stretch
Name: Colin Stretch
Title: Chief Legal Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Josh Silverman, Charles Baker, and Colin Stretch, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Chief Executive Officer and Director (Principal Executive Officer)
/s/ Josh Silverman		January 29, 2025
Josh Silverman

Chief Financial Officer (Principal Financial Officer)
/s/ Charles Baker		January 29, 2025
Charles Baker

Chief Accounting Officer (Principal Accounting Officer)
/s/ Merilee Buckley		January 29, 2025
Merilee Buckley

/s/ Fred Wilson	Chair	January 29, 2025
Fred Wilson

/s/ C. Andrew Ballard	Director	January 29, 2025
C. Andrew Ballard

/s/ Marla Blow	Director	January 29, 2025
Marla Blow

/s/ Gary S. Briggs	Director	January 29, 2025
Gary S. Briggs

/s/ M. Michele Burns	Director	January 29, 2025
M. Michele Burns

/s/ Jonathan D. Klein	Director	January 29, 2025
Jonathan D. Klein

/s/ Melissa Reiff	Director	January 29, 2025
Melissa Reiff

/s/ Margaret M. Smyth	Director	January 29, 2025
Margaret M. Smyth

/s/ Marc Steinberg	Director	January 29, 2025
Marc Steinberg